Exhibit 99.1

Sorrento Therapeutics Completes IgDraSol Merger

San Diego, CA – September 10, 2013 – Sorrento Therapeutics, Inc. (OTC QB: SRNE; Sorrento) announced today that it has completed the merger with IgDraSol, Inc., a privately-held company focused on the development of cancer therapeutics. Upon the closing of the merger, IgDraSol shareholders will receive the equivalent of 3,047,968 shares of Sorrento’s common stock. Such issuance reflects Sorrento’s recent reverse stock split, and based on the closing share price on September 6, 2013, the transaction is valued at $28.2 million.

Sorrento’s drug development pipeline now features the late-stage compound, Cynviloq™, a next-generation nanoparticle formulation of paclitaxel for the potential treatment of metastatic breast cancer (MBC), non-small cell lung cancer (NSCLC), pancreatic cancer (PC), and other solid tumors. In July, the FDA Division of Oncology Products 1 agreed that the data available are sufficient to support a 505(b)(2) pathway, using Abraxane® and Taxol® as the Reference Listed Drugs, to obtain approval. Sorrento anticipates initiating the single Bioequivalence trial required for registration, in the fourth quarter of 2013.

Sorrento is advancing its G-MAB® library-derived fully human therapeutic antibody candidates against a number of clinically relevant targets, including PD-L1, PD-1, and G Protein-Coupled Receptors (GPCRs). Sorrento is also developing proprietary antibody drug conjugates (ADCs) as well as antibody formulated drug conjugates (AfDC) combining its G-MAB® antibodies and anti-tumor agents.

In connection with the merger: (i) Dr. Vuong Trieu, the former Chief Executive Officer of IgDraSol, was appointed Chief Scientific Officer of Sorrento, (ii) George Uy, the former Chief Commercial Officer of IgDraSol, was appointed Chief Commercial Officer of Sorrento, and (iii) the board of directors of Sorrento was reconstituted to include two additional directors, Dr. Trieu and Mr. Jaisim Shah. Mr. Shah was the Chief Business Officer of Protein Design Labs.

Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento said: “The acquisition of Cynviloq is a transformational event for Sorrento with tremendous value potential. Cynviloq is already marketed in South Korea by Samyang Corporation, and may have a rapid path to market approval in the U.S. This transaction reflects Sorrento’s commitment to improving the lives of cancer patients worldwide through innovative medicines developed both in-house and via external opportunities. In particular, Cynviloq provides us with near-term revenue potential in MBC and NSCLC, and longer-term revenue potential in PC and other solid tumors. The acquisition of IgDraSol bolsters our leadership team with highly relevant and successful experience in developing and commercializing cancer therapeutics, including Abraxane®. We are also delighted to add two gifted individuals to our Board of Directors as the Company matures into a later-stage developer of oncology products and ultimately a commercial organization. Sorrento’s overall business model recognizes the importance of collaboration and partnering with pharmaceutical and biotechnology companies to achieve its corporate objectives.”

Vuong Trieu, Ph.D., commented “We are excited to complete this transaction and officially join Sorrento. Our experienced development and commercialization team will combine efforts with Sorrento to develop and introduce a new franchise oncology product in Cynviloq for unmet medical needs in cancer treatment. The combined entity will be well positioned for long-term growth as an oncology therapeutics company.”

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the acquisition, discovery, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the Unites States, Europe and additional international markets. Sorrento’s therapeutic focus is oncology, but is also developing therapeutic products for inflammation, metabolic, and infectious diseases. Sorrento’s proprietary G-MAB® fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutics. In addition, Sorrento is developing proprietary ADCs as well as AfDCs combining its G-MAB® antibodies with anti-tumor agents.

More information is available at www.sorrentotherapeutics.com.

About Abraxane® and Taxol®

Abraxane® is an albumin-bound paclitaxel (nab-paclitaxel) product approved for the treatment of MBC, NSCLC and PC. Taxol® is a cremophor-based paclitaxel product approved for various cancer indications.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “assumes,” “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements include statements about the preclinical and clinical development of Sorrento’s human antibody therapeutics. All such forward-looking statements are based on Sorrento’s current beliefs and expectations, and should not be regarded as a representation by Sorrento that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Sorrento’s businesses; the potential for approval and commercial success of Cynviloq™ and the successful integration of IgDraSol personnel; the scope and validity of patent protection for Sorrento’s platform technologies, and the risk that the development or commercialization of product candidates may infringe the intellectual property rights of others; the potential that Sorrento may require substantial additional funding in order to obtain regulatory approval for and commercialize Sorrento Therapeutics’ proprietary G-MAB® fully-human antibody library platform technologies or product candidates; and additional risks set forth in Sorrento Therapeutics’ filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento Therapeutics’ judgment as of the date of this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and STI undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contact:

Dr. Henry Ji

President and Chief Executive Officer

Sorrento Therapeutics, Inc.

hji@sorrentotherapeutics.com

T: (858) 210-3702